EXHIBIT 10.38

October 6, 2022

Mr. John Driscoll
[Address]

Dear John,
We are pleased to offer you the position of Executive Vice President & President, U.S. Healthcare, reporting to Rosalind Brewer, Chief Executive Officer, Walgreens Boots Alliance. We look forward to you joining our team. As a U.S.-based team member working at the Walgreens Boots Alliance ("WBA") group level, your employer for payroll, benefits and tax (W-2) purposes will be within the Walgreen Co. U.S. family of companies. The terms of this offer are subject to the final approval of the Compensation and Leadership Performance Committee of the Board of Directors of WBA and are contingent on completion of the pending Amendment of the Membership Interest Purchase Agreement between NOES Holdings, LLC and WBA or one of its subsidiaries. Below are the terms of your offer:
Base Salary. Your salary will be at the annualized rate of $900,000 less all applicable tax withholdings and benefit deductions - paid monthly in accordance with our salaried employee payroll cycle.
Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the Walgreens Boots Alliance, Inc. (WBA) corporate bonus program, which is based on the Company's fiscal year running from September 1 through August 31. You will be eligible for a pro-rated bonus for the remainder of the current fiscal year. The current bonus target for your position is 125% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation and Leadership Performance Committee of the WBA Board of Directors.
Long-Term Incentives. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2021 Omnibus Incentive Plan. You will be eligible for market-competitive award levels granted at the discretion of the Compensation and Leadership Performance Committee of the WBA Board of Directors. For your position, long-term incentives currently consist of the programs listed below and a combined target award equal in economic value to $4,000,000 annually. You will receive your first awards on the next annual grant date following your hire date, subject to approval by the Compensation and Leadership Performance Committee of the WBA Board of Directors. As shown below, the current allocation among the two types of awards is roughly 50% in restricted stock units and 50% in performance shares. In making award decisions each year, this Committee considers target award levels, budget levels, relative individual performance, and other factors.
Restricted Stock Units: Restricted stock units (RSUs) are also awarded annually. RSUs provide you with units of stock that are converted to shares at vesting and appreciate in value as the stock price increases. Subject to continued employment, 1/3 of the award vests each year for three years after the grant date, and the vested RSUs are settled in shares of WBA stock. RSUs currently make up 50% of your total annual target award value described above.

Performance Shares: Performance shares are stock awards that are contingent upon the performance of the Company. You are awarded a number of "contingent shares" on the date of grant, and then a percentage of these contingent shares are earned and settled in shares of WBA stock at the end of a three-year period, based on the performance of the Company over that period, and subject to your continued employment. Performance shares currently make up 50% of your total target award value described above.
The annual and long-term incentives described above, including program components and target award levels, are subject to adjustments over time, as we continually review our program features to align with market practices and other total rewards objectives.
Other Employee Benefits. You will be entitled to participate in the WBA Executive Severance and Change in Control Plan (with benefits tied to your Tier I EVP position level) and other benefit plans and programs that are generally applicable to U.S.-based senior executives of WBA/Walgreens, in all cases subject to changes of general application from time to time. Also see the attached "Overview of Management Benefits," briefly describing the Walgreens employee benefits that are applicable. You will also be granted prior service credit back to your start date with CareCentrix, consistent with (and subject to the details of) Company practices for granting prior service to acquired company team members including, without limitation, for the purposes of any applicable retirement vesting of awards granted under the WBA 2021 Omnibus Incentive Plan.
Termination of Employment for "Good Reason." Under the WBA Executive Severance and Change in Control Plan, good reason termination rights apply only following a change in control of WBA (all as defined in that Plan). As a further accommodation to you for accepting this offer of employment, for the 12-month period following your start date listed below, such good reason termination rights shall also apply to you outside the context of a change in control for purposes of your severance rights and benefits under that Plan (but not for purposes of any other Company benefits or awards). To provide for this good reason termination right, the following modifications of this Plan would be applied in your case during the 12-month period following your start date:
•The definition of "Involuntary Termination" in Section 2.22 shall be applied by deleting the words "During the Post-Change Period" from the second sentence thereof and by adding the parenthetical "(other than for Good Reason)" after the words "voluntarily resigns."
•The definition of "Good Reason" in Section 2.20 shall be applied by deleting the references to "during the Post-Change Period" from the introductory sentence.
•Section 4.01(a)(iii) shall be applied by adding the following phrase at the end of the first sentence thereof: "; provided, however, that any reduction in the Participant's Base Salary or Target Annual Incentive that would qualify as Good Reason shall be disregarded for this purpose."
Section 4.02 shall be applied by changing the phrase "whether or not for Good Reason" to "without Good Reason."
Work Location. It is understood that you will not be relocating to our Deerfield, IL Support Office, and your primary work location will instead be in Connecticut (your home address or a Company office location, as applicable). You and your supervisor will determine how often your presence is needed at the Deerfield support office. Travel between your primary work location and the support office will be considered a business expense. If this changes down the road, such that you are required to relocate to the Support Office, you would be given sufficient advance notice, and relocation assistance would be considered per then-applicable policy.

Other Compensation.
Special Restricted Stock Unit ("RSU") Award: You will receive a one-time award of RSUs equal in economic value to $2,500,000. This special award will be granted on your date of hire and will vest 100% on the one-year anniversary of your start date, subject to your continued employment through that date, and subject to full achievement of the Fiscal Year 2023 Walgreens Health Segment overall sales target of $5.261B, as determined by the Company. Just like the other Long-Term Incentives described above, this RSU award will be issued pursuant to an award agreement under the 2021 Omnibus Incentive Plan covering all terms and conditions, including any further terms related to the above sales target.
Non-Compete. As a condition to this offer of employment, and in consideration of your employment with the Company and certain compensation and benefits provided hereunder, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment. This is a standard agreement, with certain terms tailored to your area and position. A copy of this Agreement can be provided in advance upon request. A similar agreement may also be included as part of restricted stock unit agreements.
Your start date is scheduled for October 17, 2022. On your first day, please bring proof of your identity and eligibility for employment, a list of acceptable documents is enclosed.
Our offer of employment will remain open for seven days from the date of this letter, and is contingent on your passing a pre-employment applicant background check and a pre-employment drug screen under our Drug Free Work Place Policy. It is our policy that the pre-employment drug screen test be completed within 48 hours of receiving this offer packet. You can find your nearest drug testing location by calling 1-800-877-7484 or at questdiagnostics.com. Enclosed are the "Forensic Drug Testing Custody and Control Form" and the "Drug Test Consent/Release Form". Please complete and return the consent/release form with the offer letter. Please bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo 1.D. accepted by the state.
If you want to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter in the enclosed envelope. The duplicate of this letter is for your records. By signing below, you are confirming that no actual breach, threatened breach or other violation of any past, current or contemplated oral or written contractual arrangement to which you are a party (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for Walgreens. Failure to comply, or discovery by Walgreens of an actual or threatened breach or violation of any such contractual arrangement to which you are a party, can result in the rescission of this offer or termination of employment.
You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at the Company is at will, for no definite term, and is subject to Company policies, which can be changed from time to time.
Sincerely,

Holly May
EVP, Global Chief Human Resources Officer
Walgreens Boots Alliance

Enclosures

cc: RB

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Name: /s/ John P. Driscoll      Date:      10/7/2022